Exhibit 2.1
                            MOTEL PURCHASE AGREEMENT

     AGREEMENT, dated for reference purposes only, September 12, 2005, is among SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership ("Buyer") and INDEPENDENT PROPERTY OPERATORS OF AMERICA, LLC, a Virginia limited liability company ("Seller").

RECITALS:

     This  Agreement  is  made  with  reference  to  the  following   facts  and
objectives:

(a) Seller is the owner of certain parcels of real estate, together with improvements and related assets located at the Comfort Inn in Fayetteville, North Carolina, the Comfort Suites located in Ft. Wayne, Iowa, the Comfort Suites located in Lafayette, Indiana, the Comfort Suites located in Marion, Indiana, the Comfort Suites located in South Bend, Indiana, and the Hampton Inn & Suites located in Warsaw, Indiana (the "Motels"), the address of which Motels are more particularly described in Section 1(a) below. Each individual Motel described in the preceding sentence may sometimes hereinafter be referred to individually as a "Motel".

(b) Seller desires to sell on the terms and conditions hereinbelow set forth the real estate, improvements and other designated assets relating to the Motels.

(c) Buyer wishes to purchase all such assets relating to the Motels, upon the terms and conditions hereinafter set forth.

AGREEMENT:

In order to consummate the desires of the parties set forth in the foregoing recitals, which are made a contractual part of this Agreement, and in consideration of the mutual agreements, provisions and covenants herein contained, Seller and Buyer each hereby agree as follows:

     1. Sale and Purchase of Property. Subject to the terms and conditions of this Agreement, Seller hereby agrees that, at closing, it will sell, convey, assign, transfer and deliver to Buyer, the following real estate, improvements, buildings, facilities, machinery, equipment, furniture, fixtures and other designated assets (collectively, the "Property"):

     (a)  Real  Property.  The  real  property,   including  all  buildings  and
          improvements situated thereon, located at the following locations:

          Comfort Inn, 1957 Cedar Creek Road, Fayetteville, Cumberland County, North Carolina

          Comfort Suites, 5775 Coventry Lane, Ft. Wayne, Allen County, Indiana

          Comfort  Suites,  31  Frontage  Road,  Lafayette,  Tippecanoe  County,
          Indiana

          Comfort  Suites,  1345 North  Baldwin  Avenue,  Marion,  Grant County,
          Indiana

          Comfort Suites, 52939 US 933 North, South Bend, St. Joseph County, Indiana

          Hampton Inn & Suites, 3328 East Center Street, Warsaw, Kosciusko County, Indiana

the legal descriptions of which are set forth in Exhibit A attached hereto and incorporated by reference herein;

     (b) Machinery, Equipment, Furniture, Fixtures and Signage. All items of machinery, equipment, furniture, fixtures, leasehold improvements and signage located in, on or about the Motels and used in connection with the operation thereof, including, but not limited to, all of those items of personal property described in Exhibit B attached hereto and incorporated by reference herein, together with all inventories of spare parts, tools, maintenance equipment, and miscellaneous similar items and materials related thereto presently owned, acquired or leased by Seller between the date of execution hereof and closing;

     (c) Sales, General and Administrative Property. All customer and supplier lists, books and records, computer programs and systems and other sales, general and administrative property owned by Seller;

     (d) Licenses, Permits and Orders. All approvals, authorizations, consents, licenses, orders and establishment numbers and other permits and similar items of all governmental agencies whether federal, state or local, owned, held or utilized by Seller;

     (e) Prepaids. All prepaid rent, and similar prepaid items (subject to proration as provided below); and

     (f) Materials and Supplies. All office and room supplies located at and used in connection with the operation of the Motels, including, but not limited to, all sheets, pillows, linens and towels and all maintenance equipment and all similar property used in connection with the operation of the Motels.

     The property referred to in Section 1(a) above shall hereinafter sometimes be referred to individually as the "Real Property" when intending to exclude reference to the other assets and property being purchased hereunder and, similarly, the other assets and property referred to in subparagraphs 1(b), (c),
(d), (e), and (f) shall sometimes hereinafter be referred to as the "Personal Property", when it is intended that the Real Property shall be excluded from such reference. The Real Property and the Personal Property shall otherwise be collectively referred to as the "Property". Buyer hereby agrees to purchase the Property from Seller upon the terms and conditions set forth herein.

     2. Purchase Price. As consideration for the sale, conveyance, assignment, transfer and delivery of the Property by Seller to Buyer, Buyer hereby agrees that the purchase price for the Property shall be $32,000,000.00.

     Of the purchase price, the sum of $10,000.00 earnest money (the "Deposit") shall be paid to Platte County Title & Escrow Company, 2511 15th Street, Columbus, Nebraska (the "Escrow Agent") upon acceptance of this Agreement by Seller. In the event that all of the conditions set forth in this Agreement have not been satisfied prior to the time set for Closing, Buyer may elect to terminate or rescind this Agreement whereupon the Deposit shall be refunded by the Escrow Agent to Buyer and all further rights and obligations to the parties under this Agreement shall terminate.

     In the event all of the conditions sets forth in this Agreement and required to be performed by Seller are satisfied prior to the time set forth for the Closing, and Buyer fails to purchase the Property as provided herein, then Seller shall be entitled to receive the entire Deposit from the Escrow Agent as Seller's sole and exclusive remedy.

     3. No Assumption of Liabilities. Buyer does not assume and shall not be deemed to assume any liability or obligation of Seller except as provided herein. Buyer shall not be responsible for the payment of any wages of salaries due to any employees of Seller, including any bonuses, deferred compensation or sick leave or vacation pay, shall not be responsible for reimbursing lost vacation days due to any of Seller's employees and shall not have any obligation to hire any of Seller's employees.

     4. Closing. The time of closing the purchase and sale of the Property shall be as follows:

     (a) Closing. The transfer of the Property from Seller to Buyer and the closing of the transaction contemplated by this Agreement (the "Closing") will take place at the offices of the Escrow Agent, 2511 15th Street, Columbus, Nebraska, or at such other mutually agreeable location, commencing at 10:00 a.m., on October 31, 2005 (the "Closing Date"),

     (b) Buyer's Obligations at Closing. At Closing, Buyer shall pay to Seller the purchase price described in Section 2 above, after crediting the Deposit, by cashier's check or certified check or other immediately available funds and shall perform its obligations hereunder and execute and deliver any closing documents required to be executed by Buyer and Escrow Agent shall deliver the Deposit to Seller.

     (c) Seller's Obligations at Closing. At Closing, Seller shall deliver, or cause to be delivered, to Buyer:

          (i) Instruments of Conveyance. Duly executed assignments, "as is" bills of sale with covenants of warranty, special warranty deeds, notices, consents, assurances and such other instruments of conveyance and transfer, consistent with the terms of this Agreement, as the Title Company (as hereinafter defined) shall reasonably request as effective or necessary to vest in Buyer good, marketable and sufficient title to all of the Property, subject to no monetary liens, encumbrances or claims or security interests whatsoever other than liens for real estate taxes not yet due and payable. Seller shall deliver to Buyer actual possession or control of the Property. Appropriate forms of such instruments of conveyance and transfer in conformity with this Agreement shall be submitted by Buyer's counsel to Seller's counsel for examination within a reasonable time in advance of the Closing Date.

          (ii) Special Warranty Deed. Duly executed and notarized special warranty deeds conveying to Buyer all of Seller's right, title and interest to the Real Property.

          (iii)Resolutions. Deliver any required resolutions or consents of the Manager of Seller authorizing and ratifying the execution and performance of this Agreement.

          (iv) Certificates. Deliver the executed and completed Certificate of Taxpayer Identification Number in the form attached hereto as Exhibit C and the Certification of Non-Foreign Status in the form attached hereto as Exhibit D.

     5. Employee Matters. Seller shall terminate all of its employees as of the Closing Date. Buyer shall be free to extend offers of employment to any such terminated employees of Seller as Buyer desires, upon terms and conditions acceptable solely to Buyer. Seller shall be responsible for severance, termination and other liabilities, obligations, costs and expenses incurred in connection with the termination of Seller's employees. Seller will make its best efforts to deliver to Buyer, within 20 days after acceptance of this Agreement by Seller, a list of all employees working on-site at the Motels, listing such employees' initial hiring date, position, current pay and any accrued vacation time or other accrued benefits. The parties hereto acknowledge that these are employees of Seller's management company, and are not employed by Seller.

     6. Representations, Warranties and Covenants of Seller. Seller hereby represents, warrants and covenants to and with Buyer as follows:

     (a) Leases. Except as disclosed by Seller to Buyer in writing within 10 days from the date of this Agreement (including copies of any such leases and the status of the same), there are no leases affecting any of the Property. None of the Property or any of the equipment used in conjunction with the Motels is leased from any third party. None of the Property has been leased by Seller to any third party, except as otherwise disclosed pursuant to the first sentence of this Section 6(a).

     (b) Maintenance of the Property; Inventory. The Property will be maintained by Seller until Closing in accordance with normal business and maintenance practices which are consistent with good business and maintenance practices. As of Closing, the Motels shall be sufficiently stocked with inventory so that there exists two and one-half par level sets of all linens, including sheets and pillow cases, and terrycloth items, including towels, wash clothes and hand towels for each bed located in the Motels, one par level set of blankets and bedspreads for each bed located in the Motels, and one par level set of bath mats per room located in the Motels. As of Closing there shall also be sufficient number of good quality, new guests supplies sufficient for two weeks of operation at occupancy rates similar to the occupancy rates of the Motels over the six months preceding the Closing. Buyer and Seller shall conduct a walk-through of the Property within 48 hours prior to the closing to verify that the Property is in compliance with the terms of this Agreement.

     (c) Organization, Good Standing and Corporate Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Virginia and has the limited liability company power to own, operate and lease its properties and carry on its business as now being conducted.

     (d) Authorization, Binding Effect. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all of its Managers. This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Seller, and constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

     (e) No Conflict with Charter. The execution, delivery and performance of this Agreement by Seller will not result in a breach or violation of or constitute a default under Seller's Articles of Organization or Operating Agreement.

     (f) No Conflicting Agreement. There are no provisions of any existing mortgage, indenture, trust indenture, loan agreement, contract bonds or other agreement binding on Seller or materially affecting any of the Property or the Motels, which if it remained unpaid after the Closing Date would conflict with the execution, delivery and carrying out of the terms of this Agreement by Seller. The execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder do not require the consent, approval of action of, or any filing with, or notice to, any public authority or other party other than or contemplated by this Agreement.

     (g) Litigation and Other Proceedings. Seller has no knowledge of any suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations, or any event or condition of any character pertaining to the Motels, or any change in the zoning or building ordinances affecting the Property, pending or threatened against the Seller which might adversely affect the Property.

     (h) Absence of Certain Changes and Events. During the period from the date hereof to the Closing Date there will have not have been, without the prior written consent of Buyer, any change in the general policies or methods of operation of Seller, any material increase in its supply levels, or any sales, alterations or changes in the Property, except in the ordinary course of business, and Seller will not obligate itself to incur any capital expenditures with respect to the Motels except as contemplated by Exhibit F.

     (i) No Unpaid Bills. Seller shall have paid all bills and charges for all materials delivered to, and services rendered with respect to, the Motels.

     (j) Financial Statements. Seller has previously furnished to Buyer (i) the audited financial statements of Seller as of December 31, 2004, December 31, 2003 and December 31, 2002, and (ii) certain of Seller's operating financial reports for various reporting periods for the Motels up to and including June 30, 2005 (collectively, the "Financial Statements"). To the best of Seller's knowledge, such audited
          Financial Statements have been prepared in conformity with GAAP consistently applied and such Financial Statements fairly present in all material respects the financial condition, results of operations and cash flow of the Seller as of their respective dates and for the respective periods covered thereby. In addition, all operating financial reports for the Motels delivered to Buyer have been prepared by Seller in a consistent manner and such financial information was incorporated into the audited Financial Statements for the periods previously identified.

     (k) Compliance with SEC Reporting Requirements. For a period of time commencing on the date of this Agreement and continuing through the first anniversary of the Closing Date, Seller shall, or shall cause Seller's property manager (the "Property Manager"), as applicable, from time to time, upon reasonable advance written notice from Buyer, and at Buyer's sole cost and expense, provide Buyer and its representatives with reasonable access to all of Seller's information and documentation relating to the Property, provided the same shall then be in Seller's (or a representative or affiliate of Seller's) possession, which information is relevant and reasonably necessary, in the opinion of the outside accountants of Buyer, to enable Buyer and Buyer's outside accountants to file financial statements, pro formas and any and all other information in compliance (at Buyer's cost) with any or all of (a) Rule 3-05 or 3-14 of Regulation S-X of the SEC; (b) any other rule issued by the SEC and applicable to Buyer or its subsidiaries; and (c) any registration statement, 424(b) prospectus, report or disclosure statement filed with the SEC by or on behalf of Buyer. Seller shall reasonably cooperate with Buyer to cause any SEC audit requirements to be completed and delivered to Buyer within a reasonable time period to insure that all SEC filing requirements are met, and Buyer shall reimburse Seller for all reasonable out-of-pocket, third-party costs and expenses paid to third parties by Seller in connection therewith. Seller shall also authorize, and shall cause the Property Manager to authorize, as applicable, any attorneys who have represented Seller or the Property Manager, as applicable, in material outstanding litigation pertaining to or affecting the Property to respond, at Buyer's expense, to inquiries from Buyer's representatives, attorneys and independent accounting firm. Seller shall also provide and/or shall cause the Property Manager, as applicable, to provide to Buyer's independent accounting firm a signed representation letter which would be sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property.

     (l) Tax Returns and Other Filings. Proper and accurate amounts have been withheld by Seller from its employees who will or could become employees of Buyer after the Closing Date for all periods in full and complete compliance with the tax withholding provisions of applicable state and federal laws. Proper and accurate returns have been filed by Seller for all periods for which returns were due with respect to income tax withholdings, social security and unemployment taxes of such employees. The amounts shown on such returns to be due and payable have been paid in full.

     (m) Employee Matters. To the best of Seller's knowledge, the manager of the Motels has no employment agreements, or any agreements that contain any severance or termination pay liabilities, or any obligations for any bonus, deferred compensation, or similar amounts with respect to any employees working on-site at the Motels. To the best of Seller's actual knowledge, the manager of the Motels has no employee with respect to whom there is any accrued or potential liability for sick leave or vacation pay for periods up to the Closing Date with respect to any employees working at the Motels.

     (n) Preservation of Relationships. Prior to the Closing Date, Seller shall use reasonable efforts (without making any commitments on behalf of Buyer) to preserve for Buyer the present relationships of Seller with its suppliers and customers and others having business relations with them.

     (o) Access to Information. During the period from the date hereof to the Closing Date Seller shall give Buyer and its duly authorized representatives full access to all books, records and facilities of Seller which relate to the Property so that Buyer may conduct such inspection, investigation and review of the financial records, business and properties of Seller being purchased hereunder as Buyer deems appropriate.

     (p) Release of Information. Within 10 days after acceptance and execution of this Agreement by Seller, Seller will authorize the Motels' franchisors to release to Buyer any and all information regarding the franchise agreement affecting the Motels, including all royalty reports and operating reports relating to the Motels. Seller agrees to execute any such documents required by said franchisor to release such information. Further, within 10 days after acceptance and execution of this Agreement by Seller, Seller shall deliver to Buyer true and correct copies of all service contracts for the Property as well as income tax returns, profit and loss statements and operating statements for Seller's last three fiscal years.

     (q) Environmental. To the best of Seller's actual knowledge, no notice has been served on Seller from any entity, governmental body or individual claiming any violation of any law, regulation, ordinance or code, or requiring compliance with any law, regulation, ordinance or code, demanding payment or contribution, for environmental damage or injury to natural resources. To the best of Seller's actual knowledge, Seller has not received any notice, whether written or oral, from any person that Seller or the Property is the subject of any investigation or proceeding pertaining to the presence of or the release or threatened release of any Hazardous Material in violation of applicable Environmental Laws, any claim arising from, based on, or relating to any environmental condition at or involving the Property, or the compliance or noncompliance with any Environmental Laws. For purposes of this Agreement:

               "Environmental Laws" shall mean any present federal, state, and local law, regulation or ordinance and any amendments thereto, permits, directives, and other requirements of governmental authorities relating to the environment, public health, safety (including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.ss. 9601 to 9675), or to any Hazardous Material.

               "Hazardous Material" shall mean any substance or material regulated under any Environmental Laws, including without limitation any "hazardous substance," "solid waste," "hazardous waste," "petroleum," or "petroleum product," and any other substance or material whose presence would be detrimental to property, health, or the environment.

     (r) Survival of Representations, Warranties, Covenants and Indemnifications. The representations, warranties, covenants, agreements and indemnifications contained in this Section 6 of this Agreement shall survive for a period of six (6) months from and after the Closing.

     7. AS IS CONVEYANCE. Purchaser acknowledges that the Property is being conveyed by Seller on an AS-IS-WHERE-IS-WITH-ALL-FAULTS-BASIS-IN-ITS-PRESENT-CONDITION and, except as specifically provided in this Agreement, Seller makes no representations, express or implied, or arising by operation of law or otherwise, including, but not limited to any warranty of condition, merchantability or fitness for a particular purpose as to the information provided by Seller or the Property.

     8. Survey. Buyer may cause the Property to be surveyed by a competent, duly licensed land surveyor in the state where the Property is located, which survey shall show the Property free from any material defects, discrepancies or conflicts in boundary lines and encroachments. The survey shall be an "as-built" survey showing, inter alia, all boundaries, improvements, encroachments, easements, roadways, rights-of-way and rights of access to public streets. If the survey discloses any such discrepancies, conflicts, defects or encroachments regarding the Property, Buyer shall have the right to make written request of Seller to cure the same in like manner as provided in Section 8 below, if Seller elects not to cure such matters or if the same are not timely cured, Buyer shall have the right to rescind this Agreement or waive such defect, and Buyer shall be deemed to have waived such matters unless this Agreement is rescinded in writing by Buyer within seven (7) of the election of Seller not to cure or the failure of Seller to cure in a timely manner. These, rights shall be the sole remedy Buyer shall have against Seller. In the event Buyer elects to thus rescind this Agreement, the Deposit shall be immediately refunded to Buyer and the parties shall be discharged from all further obligation or liability under this Agreement.

     9. Evidence of Title. Buyer shall order a title insurance commitment for an ALTA Owner's policy in the full amount of the Purchase Price from a title company designated by Buyer (the "Title Company"). Buyer shall have until the Termination Date (as that term is defined in Section 18 below) to notify Seller of any defects in title, other than the permitted exceptions, which render title unmarketable, or of any survey defects under Section 8 above, otherwise Buyer shall be deemed to have approved title to and the survey of the Property. Seller shall have until Closing, or such additional time (not to extend beyond December 31, 2005) as Buyer may allow at its discretion, to cure any defects and, if not cured in such time, Buyer shall have the right to rescind this Agreement or waive such defects. These rights shall be the sole rights and remedies Buyer shall have against Seller. In the event Buyer elects to thus rescind this Agreement, the Deposit shall be immediately refunded to Buyer and the parties shall be discharged from all further obligation or liability under this Agreement.

     10. Loss or Damage Prior to Closing. Risk of loss arising from fire, windstorm, explosion, condemnation, or other casualty ("Loss") to the Property shall be borne by Seller until the Closing Date. In the event any material Property is subject to a Loss prior to the Closing Date, Buyer may elect either to accept the proceeds of any insurance or any condemnation award as full settlement for the Loss or, alternatively, may elect to terminate this Agreement. In the event of any such Loss occurs prior to the Closing Date, Seller shall notify Buyer within 5 business days after it receives notice of such Loss and Buyer shall then have 10 days after receipt of such notice to review the Property as to which the Loss occurred and advise Seller of Buyer's election under this Section 9.

     11. Pro Rata Adjustments. The following adjustments shall be computed as of the Closing Date and prorated at the Closing:

     (a) Real Estate Taxes and Assessments. Consolidated real estate taxes and any personal property taxes assessed for the tax year in which Closing occurs shall be prorated as of the Closing based on the latest tax bills available which adjustment shall be final and binding upon the parties after the date of Closing; all prior taxes shall be paid by Seller and all subsequent taxes shall be paid by Buyer. Seller shall pay all special assessments for public improvements constructed or under construction prior to the Closing.

     (b) Utility Charges. Proration of sewer and water rents and other utility charges shall be made as of Closing. To the extent such charges are based upon meter readings, the meter readings shall be made as close as reasonably possible to the Closing Date.

     (c) Revenues/Operating Expenses. All revenues generated from or with respect to the Motels, and all operating expenses of the Motels shall be prorated as of midnight the day before Closing Date. All prepaid rent, utility deposits and similar prepaid items of expense shall be similarly prorated.

     (d) Franchisor Required Capital Expenses. Buyer shall be responsible for the payment of all capital expenditures required by franchisors and identified on Exhibit E attached hereto, but only for that work to be done after the Closing Date. Buyer shall assume Seller's obligations under all contracts identified on Exhibit E attached hereto, but only for that work to be done after the Closing Date.

     12. Expenses. Except as otherwise specifically provided in this Agreement, the parties shall be liable for expenses as follows:

     (a) Document or Transfer Taxes. Seller shall pay the cost of any required documentary or transfer taxes due in connection with the transfer, conveyance, assignment or delivery of the Property or any instruments in connection therewith pursuant to this Agreement.

     (b) Recording Fees. Buyer shall pay any recording fees (other than documentary or transfer taxes) required for recording the deeds described in Section 4(c)(ii) above.

     (c) Title Insurance. Buyer shall pay the cost of obtaining the title insurance under Section 8, above.

     (d) Survey. Buyer shall pay the cost of providing the survey under Section 7, above.

     (e)  Escrow  Fees.  Seller and Buyer shall each pay one-half of the cost of
          all  escrow  fees  necessary  for  the  closing  of  the   transaction
          contemplated by this Agreement.

     13. Benefit. This Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and assigns.

     14. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and either be sent by facsimile transmission or be in writing and shall be delivered personally or mailed by registered, certified or express mail, postage prepaid, as follows:

         If to Seller, to:    Independent Property Owners of America, LLC
                              c/o Charles A. Mills, III
                              Anderson & Strudwick
                              707 East Main Street
                              Richmond, Virginia 23219

                              Independent Property Operators of America, LLC 257 Caratoke Highway, Suite C
                              Moyock, North Carolina  27958
                              Attention:  Nicole Hudson
                              Facsimile #:  (252) 435-0560

         With copy to:        Steven D. Delaney
                              LeClair Ryan, A Professional Corporation
                              951 East Byrd Street
                              Richmond, Virginia 23219
                              Facsimile #:  (804) 783-7676

         If to Buyer, to:     Supertel Limited Partnership
                              309 North 5th Street
                              Norfolk, Nebraska  68702
                              Facsimile #:  (402) 371-4229

         With copy to:        Robert G. Dailey
                              McGrath North Mullin & Kratz, PC LLO
                              1601 Dodge Street, Suite 3700
                              Omaha, Nebraska  68102
                              Facsimile #:  (402) 341-0216

     15. Waivers. The waiver by any party hereto of a breach of any portion of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     16. Specific Performance/Time of the Essence. Either party may seek specific performance and enforcement of this Agreement by a court of law having jurisdiction hereof in the event of default by the other party in the performance of its obligation under the terms of this Agreement. Time is of the essence to performance of the obligations of the parties under this Agreement

     17. Broker's Fees. Both parties hereto represent and warrant to the other party that no real estate broker or agent has been involved in this transaction. Seller and Buyer shall indemnify and hold harmless each other from any loss, damage or claim resulting from breach of this representation and warranty.

     18. A. Conditions Precedent to Buyer's Obligations. Buyer's obligations under this Agreement are subject to the satisfaction of all of the conditions set forth in this Section 18.A at or prior to the date that is 15 days prior to the Closing Date (the "Termination Date"). In the event Buyer elects to terminate or rescind this Agreement by reason of any condition precedent not having been satisfied within the time limited, Buyer shall notify Seller on or before the Termination Date, whereupon the Escrow Agent shall immediately refund the Deposit to Buyer without any further action of Buyer or Seller being required and all further rights and obligations of the parties under this Agreement shall terminate. If Buyer does not timely terminate this Agreement for failure of a condition being satisfied, such conditions shall be deemed waived. The conditions precedent are as follows:

     (a) Seller shall have complied with, or Buyer shall have waived, all the requirements of Sections 8 and 9 above, regarding survey of and title to the Property.

     (b) Environmental surveys of the Property and engineering studies of the buildings and facilities located on the Property, to be conducted by Buyer at Buyer's own expense, reveal the Property is suitable for Buyer's intended use of the Property, and the Property is free of any underground storage tanks and any hazardous or toxic waste or material. Buyer shall be allowed access to the Property in order to conduct such soil tests and environmental surveys.

     (c) Buyer shall have obtained appraisals on the Property satisfactory to Buyer's lender.

     (d) The Property shall be properly zoned, or proper special use permits or zoning variances shall have been obtained, so as to permit the operation of motels at the Property.

     (e)  All of Seller's representations, warranties and covenants contained in
          Section 6 above shall be true and correct in al material respects as of the Closing.

     (f) Buyer shall have negotiated and obtained new franchise agreements with the franchisors of Comfort Suites, Comfort Inn and Hampton Inn & Suites granting Buyer franchise agreements for the Motels and protection agreements defining areas of protection, for the exclusive operation, by Buyer, of the Comfort Inn in Fayetteville, North Carolina, Comfort Suites in Fayetteville, Indiana, Lafayette, Indiana, Marion, Indiana and South Bend, Indiana and Hampton Inn & Suites in Warsaw, Indiana acceptable to Buyer in Buyer's sole discretion. Buyer shall be responsible for payment of all costs incurred and payments due to such franchisors in connection with obtaining such franchise agreements.

     (g) Seller shall have performed all of its obligations under this Agreement.

     (h) Buyer shall have approved the terms and conditions and effect on the Property of the leases disclosed by Seller to Buyer pursuant to
          Section 6(a) above.

     18. B. Conditions Precedent to Seller's Obligations. Seller's obligations under this Agreement are subject to the satisfaction of all of the conditions set forth in this Section 18 B. at or prior to the Termination Date. In the event Seller elects to terminate or rescind this Agreement by reason of any condition precedent not having been satisfied within the time limited, Seller shall notify Buyer on or before the Termination Date, whereupon the Escrow Agent shall immediately refund the Deposit to Buyer without any further action of Buyer or Seller being required and all further rights and obligations of the parties under this Agreement shall terminate. If Buyer does not timely terminate this Agreement for failure of a condition being satisfied, such conditions shall be deemed waived. The conditions precedent is as follows:

     Seller shall have negotiated and obtained a consent to the sale of the Property and termination at Closing of the existing franchise agreements with the franchisors of Comfort Suites, Comfort Inn and Hampton Inn & Suites pursuant to a consent and termination agreement satisfactory to Seller. If Seller does by the Termination Date terminate this Agreement by written notice to Seller for failure of this condition being satisfied, such condition shall be deemed waived.

     19. Noncompetition. In order to further induce Buyer to enter into this Agreement and consummate the transactions contemplated hereunder, Seller agrees that from and after Closing and for a period of three (3) years thereafter, Seller and Charles A. Mills, III shall not, within the Trade Area (as defined below) own or operate a motel or hotel of a type directly competitive with the business of Seller as conducted by Buyer following the Closing. At the Closing, Seller and Charles A. Mills, III will execute and deliver to Buyer a Noncompetition Agreement memorializing the terms of the previous sentence, in the form attached hereto as Exhibit F. For purposes of this Section 19, "Trade Area" shall mean Fayetteville, North Carolina, Ft. Wayne, Indiana, Lafayette, Indiana, Marion, Indiana, South Bend, Indiana, Warsaw, Indiana and anywhere within the metropolitan area of any of the aforementioned cities.

     The parties hereto acknowledge that the restrictions in this noncompetition agreement are essential to the Buyer's successful operation of the Motels and Buyer would not have entered into this Agreement except for the inducement of the restrictions contained herein. The parties hereto further acknowledge that these restrictions are reasonable and necessary means of protecting Buyer's legitimate business interests in the Property and the Motels.

     20. Indemnification of Buyer by Seller. Seller shall, and hereby agrees to, jointly and severally, indemnify and hold Buyer harmless against and in respect of:

          (i) All debts, liabilities and obligations of Seller of any nature, whether accrued, absolute, contingent, or known or unknown on the Closing Date, existing or arising on or resulting from events which occurred or failed to occur on or before the Closing Date, to the extent not specifically assumed by Buyer hereunder.

          (ii) Any liability, loss, claim, damage or deficiency resulting directly or indirectly from any misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of Seller under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Buyer hereunder;

          (iii)All other actions, suits, proceedings, demands, assessments, adjustments, costs and expenses incident to the foregoing,
               including,   without   limitation,   attorneys'  fees  and  other
               out-of-pocket expenses.

     Notwithstanding anything to the contrary provided in this Agreement, Seller shall only be required to indemnify Buyer to the extent Seller's indemnification obligations under this Section 20 exceed $10,000.00 in the aggregate.

     21. Acceptance of Agreement. Buyer's signature hereon constitutes an offer to purchase the Property upon the terms and conditions hereof. Unless acceptance hereof is executed by Seller and the duly executed counterpart delivered to Buyer either in person, by facsimile transmission, by email or by depositing in
U. S. Mail, as provided in Section 13, above, on or before September 14, 2005 at 5:00 p.m., this offer shall be deemed revoked.

     IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement, as of the date first written above.

INDEPENDENT PROPERTY OPERATORS OF      SUPERTEL LIMITED PARTNERSHIP, a Virginia
AMERICA, LLC                           limited partnership

                                       By:   Supertel Hospitality REIT Trust
By:  Mills Management II, Inc.         Its:  General Partner

       /s/ Charles A. Mills, III         By:       /s/ Paul J. Schulte
By:________________________________         __________________________________
     Charles A. Mills, III, President       Paul J Schulte
                                            Title:       President